Exhibit 10.3

April 27, 2010

James Jerome

Re: Amendment to Time Vesting Stock Options

Dear Jim:

I am pleased to inform you that the Compensation Committee of NetSpend Holdings, Inc. (the “Company”) has favorably amended your time vesting stock options (with respect to 75,000 shares of common stock granted to you on May 8, 2008; 50,000 shares of common stock granted to you on August 15, 2008; and 25,000 shares of common stock granted to you on February 5, 2009  (the “Options”) under the Second Amended and Restated NetSpend Holdings, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”)).  This amendment provides that your Options will be fully vested if your employment is terminated by the Company without Cause or by you for Good Reason during the 12-month period following a Change in Control.  (These terms are defined in the Plan and in your Employment Agreement.)

To effect this amendment, the “Vesting Schedule” set forth in your Notices of Grant (“Option Notices”) and Section 8(b) of your Stock Option Agreements has been amended as set forth below.  If there is any confusion as to which of your stock options has been amended pursuant to the terms of this letter, the first sentence of the “Vesting Schedule” has not changed.  Also, if there is any conflict between the preceding paragraph and the amended provisions below, the amended provisions will govern.

Amended Vesting Schedule in Option Notices (This replaces the Vesting Schedule in your Option Notices)

Vesting Schedule:

This Option shall become vested and may be exercised, in whole or in part, in four equal annual installments on each of the first four anniversaries of the Vesting Measurement Date, subject to (1) your continued employment with the Company or an Affiliate through the applicable vesting date and (2) Section 9(b) of the Plan.  Section 9(b) of the Plan generally provides that in the event of a Change in Control twenty-five percent (25%) of the Option will immediately vest, subject to your continued employment with the Company or an Affiliate through the date of the Change in Control.  Notwithstanding the foregoing or any provision of the Plan or the Stock Option Agreement to the contrary, in the event of a Change in Control, if in connection therewith any unvested portion of the Option is not being assumed by, or substituted for new options (“New Options”) covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, 100% of such unvested portion of the Option shall be vested upon the consummation of such Change in Control.  Further, in the event that (a) a Change in Control occurs and (b) during the twelve-month period following such Change in Control, your employment is terminated by the Company or an Affiliate for any reason other than for (i) Cause or (ii) Disability, or you terminate your employment during this twelve-month period for Good Reason (as defined in the Employment Agreement by and between NetSpend Corporation and you, dated as of April 20, 2010), then 100% of the Option or New Options, as applicable, shall be vested immediately.  For purposes of clarification, in the event of a termination of your employment by the Company or an Affiliate for Cause or Disability, by you for any reason other than Good Reason, or in the event of your death, the Option or New Options, as applicable, shall not be vested pursuant to the preceding sentence.

Amended Section 8(b) of Stock Option Agreements

Section 8(b) of the Stock Option Agreements underlying the Option is hereby amended by adding the following sentences to the end thereof:

Notwithstanding the foregoing or any provision of the Plan or this Agreement to the contrary, in the event of a Change in Control, if in connection therewith any unvested portion of the Option is not being assumed by, or substituted for new options (“New Options”) covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, 100% of such unvested portion of the Option shall be vested upon the consummation of such Change in Control.  Further, in the event that (a) a Change in Control occurs and (b) during the twelve-month period following such Change in Control, a Termination of Service occurs and such Termination of Service is by the Company or any Affiliate for any reason other than for Cause or Disability or such Termination of Service is by you for Good Reason, 100% of the Option or New Options, as applicable, shall be vested immediately.

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Except as modified above, your Option shall remain in full force and effect.

Sincerely yours,

/s/ Dan Henry

Dan Henry